EXHIBIT 16.1

January 4, 2007

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

RE: Phantom Entertainment, Inc.
File Ref. No 000-50535

We have read the statements of Phantom Entertainment, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated January 4, 2007 and agree with such statements as they pertain to our firm.

Regards,

/s/ Webb & Company, P.A. Webb & Company, P.A.